EXECUTION COPY


                         EMPLOYMENT AGREEMENT made as of June 27,
                    1994, by and between CBS INC. ("CBS"), a New
                    York Corporation having its principal office at 51 West 52nd Street, New York, New York 10019 ("Principal Office"), and the person ("Executive") set forth on the signature page hereof, who resides at the address specified in Schedule A.

                                 RECITALS:

          WHEREAS, Executive is presently employed by CBS with the title and in the position (such title and position, the "Executive Position") specified in Schedule A; and

          WHEREAS, CBS desires to secure the continued services of Executive in such Executive Position, and Executive is willing to continue to provide such services, upon the terms, provisions and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, CBS and Executive agree as follows:

          SECTION 1. Employment. CBS hereby agrees to continue to employ executive in the Executive Position, and Executive hereby accepts such employment.

          SECTION 2. Term. The employment of Executive by CBS as provided in Section 1 shall continue to and include the date specified in Schedule A (the "Term"), unless further extended or earlier terminated as hereinafter provided. The term shall automatically be renewed for successive one calendar year terms unless either party gives at least 180 calendar days written notice before the end of the Term of its intention not to renew the Term.

          SECTION 3. Position and Authority. Executive shall continue to be employed by CBS in the Executive Position and shall have the responsibilities and authority specified in Schedule A (including, without limitation, having the persons or departments specified in Schedule A continue to report to Executive), and shall continue to report directly and only to the person specified in Schedule A (such responsibilities, authority and the line of reporting, the "Executive's Authority and Line of Reporting").
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          SECTION 4.  Place of Performance.  Executive may not,
without Executive's consent, be required to perform Executive's duties at any location that is more than 15 miles from CBS's Principal Office, except for necessary travel on CBS business to an extent substantially consistent with present business travel obligations.

          SECTION 5.  Compensation and Expenses.

          (a) Salary. Executive shall receive the base salary specified in Schedule A. Base salary shall be payable bi-weekly or in such other manner as CBS may designate for executives generally.

          (b) Bonuses. Executive shall receive the bonuses specified in Schedule A, upon the terms and conditions specified in Schedule A. Such bonuses shall be paid to Executive each February 28 with respect to the bonus amount for the previous calendar year.

          (c) Benefits. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS employees, such as pension plans, medical (including, without limitation, post-retirement medical coverage), dental and disability plans, investment funds and group or other insurance plans and benefits, if and to the extent that the Executive is and remains eligible to participate thereunder, and subject to the provisions of such plans as the same may be in effect from time to time. It is agreed that Executive will be proposed for a grant pursuant to the CBS Stock Rights Plan or any successor plan thereto at each meeting of the Board during the Term when such grants are proposed for comparable senior executives at CBS. Executive will receive a grant at each such meeting at least equal to the maximum grant approved for any other comparable senior executive at CBS. Executive will be included in the Senior Executive Life Insurance Plan and the Executive Incentive Plan and any successor plans thereto and in any other CBS benefit plans in which participation is limited to CBS executives in positions comparable to the Executive Position.

          (d) Vacation. Executive shall be entitled to at least the same vacation as Executive is currently entitled.

          (e) Perquisites. CBS shall make available to Executive at least those perquisites presently granted Executive.


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          (f)  Expenses.  CBS shall reimburse Executive for all
reasonable out-of-pocket expenses incurred by Executive in connection with the business of CBS and in performance of Executive Duties under this Agreement.

          SECTION 6. Termination by CBS. CBS shall have the right to terminate Executive's employment at any time for "Cause". For purposes of this Agreement, "Cause" shall mean (a) termination by action of a majority of the members of the CBS Board of Directors, acting on the written opinion of counsel, because of Executive's willful and continued refusal, without proper cause, to substantially perform Executive's duties under this Agreement; or (b) the conviction of Executive of a felony or of an act of fraud or embezzlement against CBS or any of its divisions, subsidiaries or affiliates (which through lapse of time or otherwise is not subject to appeal). Such termination shall be effected by written notice thereof, personally hand delivered by CBS to Executive, and, except as hereinafter provided, shall be effective as of the thirtieth calendar day after such notice; provided, however, that if within such 30 calendar day period Executive shall cease Executive's refusal and shall use Executive's best efforts to perform such obligations, the termination shall not be effective.

          SECTION 7.  Termination by Death.  In the event
Executive dies during the Term, Executive's employment shall terminate (effective on the date of Executive's death) and the provisions of Section 10 shall be applicable.

          SECTION 8. Termination by Disability. In the event that Executive suffers a disability which prevents Executive from substantially performing Executive's duties under this Agreement for a period of at least 180 consecutive or non-consecutive calendar days within and 365-calendar day period has elapsed, to terminate Executive's employment hereunder upon 30 calendar days written notice to Executive and the provisions of Section 10 shall be applicable.

          SECTION 9. Termination by Executive. Termination. Notwithstanding any other provision of this Agreement, Executive may terminate Executive's employment by written notice served upon CBS within 30 calendar days after Executive has knowledge of an event constituting "Good Reason". For purposes of this Agreement, the following circumstances shall constitute "Good Reason":


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          (i)  any action by CBS which results in a diminution,
     except in insignificant respects, in the Executive Position or in the Executive's Authority and Line of Reporting;

         (ii) any failure by CBS to timely pay the amounts or provide the benefits described in Section 5 of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied promptly after receipt of written notice thereof given by Executive;

        (iii) any failure by CBS to require any successor to be bound by the terms of this Agreement; or

         (iv) any action by CBS that would result in a violation of Section 4.

          SECTION 10.  Effect of Termination.

          (a) For Cause; Without Good Reason; Death. In the event of termination of this Agreement (i) by CBS for Cause, (ii) by Executive without Good Reason or (iii) by reason of the death or disability of the Executive, CBS shall pay Executive (or Executive's beneficiary in the event of Executive's death) any base salary or other compensation earned (and a pro rata portion of the bonus payable with respect to the year in which termination occurred) but not paid to Executive prior to the effective date of such termination and, in the case of termination by reason of death, CBS shall pay Executive's beneficiary any death benefits that Executive is entitled to under CBS policies in effect on Executive's date of death.

          (b) Without Cause; For Good Reason. In the event of termination of this Agreement (i) by CBS other than for Cause or
(ii) by Executive for Good Reason, CBS shall pay Executive the sum of (A) the amount described in Section 10(a) of this Agreement, (B) the amount equal to the total of the amount that would have been payable as base salary for the remainder of the Term, (C) all bonus compensation to which Executive would have been entitled pursuant to Section 5(b) (less any amount of bonus included in the calculation of the amount set forth in the previous clause (A)), assuming full satisfaction of any objective performance criteria, (D) an amount of additional pension benefits such that Executive shall receive the amount of pension benefits (calculated on an after-tax basis) to which Executive would have been entitled had Executive remained employed by CBS


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in accordance with the terms of this Agreement, and continued to participate in the pension plans maintained by CBS, throughout the Term, and (E) the continuation during the Term of all benefits (other than participation in the CBS Stock Rights Plan or any successor plan) and perquisites set forth in Sections 5(c) and (e), notwithstanding the fact that Executive may no longer by an employee eligible to participate in one or more of the employee benefit plans maintained by CBS.

          (c) Disability. In the event of termination of this Agreement by reason of disability, CBS shall continue to pay Executive Executive's base salary at the time of such termination for the remainder of the Term, reduced by the maximum amount of salary which may be insured under the CBS Long Term Disability Plan at the time of disability.

          SECTION 11. Excise Taxes. In the event that Executive shall have imposed upon him the tax which is imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or by any successor provision, by reason of any payment of benefit which executive has received under this Agreement, CBS shall pay as additional compensation to Executive that amount which, after taking into account all taxes (including any tax which shall be imposed by Code Section 4999) imposed upon such amount by any federal, state or local government, shall be equal to the amount of said tax imposed by Code Section 4999.

          SECTION 12. Acceleration and Expiration of Options and SARs. Any options to purchase capital stock of CBS ("Options") or Stock Appreciation Rights ("SARs") granted by CBS to Executive that have not yet become exercisable shall become exercisable upon the earliest to occur of (a) the termination of Executive's employment as a result of Executive's death or disability; (b) the termination of Executive's employment by CBS other than for Cause; and (c) the termination of Executive's employment with CBS by Executive with Good Reason. Notwithstanding the foregoing, all Options or SARs, whether currently exercisable or not, shall expire and cease to be exercisable as follows:

          (a)  If CBS terminates Executive's employment for
     Cause, immediately upon the effective date of such termination;

          (b) If Executive terminates Executive's employment with CBS other than for Good Reason, immediately upon the effective date of such termination;

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          (c)  If Executive dies while employed by CBS, 6
     calendar months after Executive's death (but in no event later than the date the Term would expire without giving effect to any automatic renewal); and

          (d) If Executive's employment is terminated as a result of disability, 6 calendar months after the effective date of such termination (but in no event later than the date the Term would expire without giving effect to any automatic renewal).

          SECTION 13. No Mitigation; No Offset. Executive shall be under no obligation to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

          SECTION 14. Indemnification. Throughout the Term and thereafter, CBS shall indemnify Executive to the fullest extent not prohibited by law against any and all expenses, fees (including reasonable legal fees), liabilities and obligations of any nature whatsoever paid or incurred by Executive in connection with any suit, proceeding, inquiry, hearing or investigation arising out of or related to (a) the fact that Executive is or was an employee, officer, director, or agent of CBS; (b) anything done or not done by Executive in any such capacity or (c) enforcement of the terms of this Agreement.

          SECTION 15.  Exclusive Agreement; Conflicts.
(a) Exclusive Agreement. Executive agrees to devote all customary business time and attention to the affairs of CBS, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions, and agrees that Executive's services shall be completely exclusive to CBS during the term hereof.

          (b) Conflicts Policy. Executive acknowledges that Executive has been furnished a copy of the "Policy Notes from the President" concerning conflicts of interest ("Conflicts Policy"), dated December 13, 1989, and a copy of the "CBS Policy Summary". Executive further acknowledges that Executive has read and fully understands all the requirements thereof, and acknowledges that


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at all times during the Term Executive shall perform Executive's services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.

          SECTION 16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns.

          SECTION 17.  Governing Law.  This Agreement and all
matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein.

          SECTION 18. Severability. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

          SECTION 19.  Notices.  All notices or other
communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses above indicated, or at such other address or addresses as they may hereafter designate in writing.

          SECTION 20.  Condition to Effectiveness.
Notwithstanding the signature below of an authorized representative of CBS, this Agreement shall not be effective unless and until the CBS Board of Directors approves the Agreement on or before July 31, 1994. All payments required to be made under this Agreement on and from the date hereof trough the date the CBS Board of Directors approves this Agreement that







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are in excess of Executive's present compensation shall be made to Executive within 3 business days of such approval.


          IN WITNESS WHEREOF, the parties have executed this Agreement on June 27, 1994.

                              CBS INC.,


                              By /s/ Laurence A. Tisch
                                 _______________________
                                     Laurence A. Tisch


                              By /s/ Peter W. Keegan
                                 _______________________
                                     Peter W. Keegan (Executive)





























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                                SCHEDULE A

                              Peter W. Keegan


Executive's Residence:   1192 Park Avenue (Apt. 6E)
                         New York, NY  10128

Executive Position:      The Executive shall have the title and
                         position of Executive Vice President and Chief Accounting and Financial Officer of CBS.

Term:                    From June 27, 1994 through and including
                         December 31, 1999

Base Salary and Bonuses: The base salary and bonuses received by
                         Executive shall be determined by CBS but shall be at least the following for each period indicated:


                        BASE SALARY       BONUS         TOTAL
From June 27,
1994, to but
excluding                $450,000       $320,000       $770,000
June 30, 1995:

From June 30,
1995, to but
excluding                $472,000       $213,000       $685,000
June 30, 1996:

From June 30,
1996, to but
excluding                $495,000       $225,000       $720,000
June 30, 1997:

From June 30,
1997, to but
excluding                $520,000       $235,000       $755,000
June 30, 1998:

From June 30,
1998, to but
excluding                $545,000       $245,000       $790,000
June 30, 1999:
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                        BASE SALARY       BONUS         TOTAL
From June 30,
1999, to and
including                $287,500       $260,000       $547,500
December 31, 1999:


Executive Authority and Line of Reporting:

(a) Executive shall continue to report directly and only to the Chief Executive Officer of CBS and the CBS Board of
     Directors.

(b) Executive shall continue to have Executive's current responsibilities and authority, including, without limitation:

       (i) the persons or departments set forth in the organizational chart attached hereto as Exhibit 1 shall continue to report to Executive; and

      (ii) Executive shall continue to be responsible for supervision, directly or indirectly, of all financial personnel of CBS and all departments, divisions and subsidiaries thereof.






















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              Exhibit 1 With Respect to Employment Agreement
                    Made as of June 27, 1994, between
                       CBS Inc. and Peter W. Keegan


Graphic material contained in Exhibit 1 to Schedule A depicts organizational charts that set forth the persons or departments that report to Peter W. Keegan.
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